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                      RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                             Sphinx Industries, Inc.
                              A Nevada Corporation


BE IT RESOLVED that:

R. D. Fritzler is hereby appointed as president of the Corporation.

R. D. Fritzler is hereby appointed as secretary of the Corporation.

R. D. Fritzler is hereby appointed as treasurer of the Corporation.

BE IT RESOLVED that, in accordance with the by-laws of the Corporation, the president shall:

         -Manage and be  responsible  for daily  operation of the  Corporation's business affairs.
         -Set all employment policies and practices.
         -Be authorized to borrow money and make loans at his  discretion.
         -Be authorized to make  purchases,  enter into  contracts,  and execute any documents representing debts of any nature on behalf of the Corporation.
         -Be authorized to make any decisions, take any action, issue any directive necessary for the transaction of the Corporation's business.

BE IT RESOLVED that, in accordance with the by-laws of the Corporation, the secretary shall:

         -Manage, be responsible for, and maintain the record of the
          Corporation's  business affairs.
         -Attend all meetings of the stockholders and directors.
         -Transcribe the minutes of these meetings.
         -Organize all documents of the Corporation.

BE IT RESOLVED that, in accordance with the by-laws of the Corporation, the treasurer shall:

         -Manage  and be  responsible  for  the  finances  of the  corporation's business affairs.
         -Be responsible to pay all corporate debts.
         -Maintain accurate financial records for the Corporation.


Dated as of March 20, 1997

                           original signature on file
                           --------------------------
                                    Director